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									EXHIBIT O
									Proposed Notice
									Pursuant to Rule 22(f)

SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-       )

Filings Under the Public Utility Holding Company Act of 1935 ("Act")

November   , 1995

	Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.
	Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by
November   , 1995 to the Secretary, Securities and Exchange Commission,
Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

_____________________________



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												EXHIBIT O


Consolidated Natural Gas Company, Et Al.  (70-    )
________________________________________

	Consolidated Natural Gas Company ("Consolidated"), a registered holding company, CNG Tower, Pittsburgh, Pennsylvania 15222-3199, and its wholly owned nonutility subsidiary companies, Consolidated System LNG Company, CNG Research Company, CNG Financial Services, Inc. and Consolidated Natural Gas Service Company, Inc., located at CNG Tower, Pittsburgh, Pennsylvania 15222-3199; CNG Coal Company, CNG Producing Company, and its subsidiary CNG Pipeline Company, CNG Tower, 1450 Poydras Street, New Orleans, Louisiana 70112-6000; CNG Transmission Corporation and CNG Storage Service Company, 445 West Main Street, Clarksburg, West Virginia 26301; CNG Energy Services Corporation, CNG Power Company and its subsidiary CNG Market Center Services, Inc., One Park Ridge Center, P.O. Box 15746, Pittsburgh, PA 15244-0746; and Consolidated's wholly owned public-utility subsidiary companies, The Peoples Natural Gas Company, CNG Tower, Pittsburgh, Pennsylvania 15222-3199; The East Ohio Gas Company, 1717 East Ninth Street, Cleveland, Ohio 44115; Virginia Natural Gas, Inc., 5100 East Virginia Beach Boulevard, Norfolk, Virginia 23501-3488; Hope Gas, Inc., P.O. Box 2868 Clarksburg, West Virginia 26302-2868; and West Ohio Gas Company, 319 West Market Street, Lima Ohio 45802, have filed an application-declaration ("Application") under Sections 6(a), 7, 9(a), 10 and 12(b) of the Act and Rules 43 and 45 thereunder. All directly and indirectly owned subsidiaries of Consolidated are referred to individually as "Subsidiary" and collectively as "Subsidiaries." Consolidated and its Subsidiaries are referred to herein as the "Consolidated System."


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I. OVERVIEW OF OMNIBUS TYPE APPLICATION

	The Application contains the request of Consolidated and its Subsidiaries for authorization for financing of the Consolidated System for the period beginning with the effective date of an order issued in this proceeding through December 31, 2000. The Application seeks to consolidate in one filing all of the routine-type financing authorizations for the Consolidated System, and simultaneously asks for a significant amount of flexibility as to these financings - both as to characteristics and as to amounts. The Application approaches financing from a system-wide viewpoint, and does not concentrate on the details of the individual components within the over-all system financing program.
	Consolidated and its subsidiaries would also be limited to issuing only Approved Securities, which are securities of a type which have already been approved, or which may heretofore be approved, by the Commission pursuant to orders in other proceedings under the Act. Consolidated also seeks to organize and use new corporations trusts, partnerships or other entities (individually a "Financing Entity") which would be created for the purpose of facilitating financings involving the issuance of monthly or quarterly income preferred securities.
	Consolidated and its Subsidiaries would also be limited to issuing only Approved Securities, which are securities of a type which have already been approved, or which may be hereafter be approved, by the Commission pursuant to orders or approvals in other proceedings under the Act, and any security which is substantially similar to such a security in form or substance.


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	The following describes which authorizations are specifically requested by each of the Consolidated subsidiaries which are a party to this proceeding.

*	Request to issue Approved Securities not covered by Rule 52, guarantee or otherwise support subsidiary obligations and/or to form a Financing Entity.

	CNG Energy Services Corporation
	CNG Storage Service Company
	CNG Power Company
	CNG Financial Services, Inc.

	These four Subsidiaries and any Financing Entity of theirs are collectively referred to herein as the "Issuing Non-utility Subsidiaries."

*	Request for utility company issuance of short-term debt to Consolidated, which is not subject to state utility commission approval.

		The East Ohio Gas Company
		The Peoples Natural Gas Company
		West Ohio Gas Company

	These three Subsidiaries are collectively referred to herein as the "Issuing
Utility Subsidiaries."

*	Request to amend the certificate of incorporation to increase authorized capitalization to allow for issuance of additional shares of common stock.

		All Subsidiary parties

*	Request to buy back shares of its common or preferred stock from its immediate parent company.

		All Subsidiary parties

	All normal course of business financings by Subsidiaries will occur pursuant to either outstanding Commission authorizations until the expiration


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thereof, or under exemptive Rule 52, and are not a part of the authorizations requested herein.
	Due to statutory requirements, the authorization requested herein to engage in external or intra-system financing without additional Commission approval do not apply in the case of any financing (other than through the use of internally generated funds) for the purpose of investing in either an exempt wholesale generator ("EWG") or a foreign utility company ("FUCO") as defined in Sections 32 and 33 of the Act, respectively. Nor would any financing be allowed under the above procedures if it would cause Consolidated to not be in compliance with Rules 53 and 54 promulgated under the Act.

II.  PARAMETERS FOR AUTHORIZATIONS

	The Application makes requests for authority, without any additional prior Commission approvals, to engage in future financing transactions for which the specific terms and conditions are not at this time known. The general conditions for doing such financing activities without further prior approval are as follows.

	CONSOLIDATED DEBT OF INVESTMENT GRADE. Consolidated would be authorized to engage in the financing activities described herein as long as its long-term debt rating is of investment grade as established by a nationally recognized statistical rating organization.

	EFFECTIVE COST OF MONEY ON BORROWINGS. The effective cost of money on borrowings occurring pursuant to the authorizations granted under the
Application will not exceed 300 basis points over comparable term U. S.
Treasury securities.
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	EFFECTIVE COST OF MONEY ON OTHER APPROVED SECURITIES.  The effective cost of money on preferred stock and other fixed income oriented Approved Securities will not exceed 500 basis points over 30 year term U.S. Treasury securities.

	MATURITY OF DEBT.  The maturity of indebtedness will not exceed 50 years.

	ISSUANCE EXPENSES. The underwriting fees, commissions, or other remuneration paid in connection with the non-competitive bid issue, sale or distribution of a security pursuant to the Application will not exceed 5% of the principal or total amount of the financing.

	AGGREGATE DOLLAR LIMIT. The aggregate amount of external financing effected by Consolidated during the approximate 5 year period will not exceed $3.5 billion; for purpose of calculating the amount effected only outstanding amounts under revolving credit arrangements will be counted. Further, credit support of underlying Subsidiary obligations (because the same would be subject to a separate limitation) would not be included in the calculation. Consolidated also requests to engage in external financing for the purpose of refinancing outstanding securities up to an aggregate amount not to exceed $3.5 billion during the approximate 5 year period.

III. DESCRIPTION OF SPECIFIC TYPES OF FINANCING

A. Consolidated External Financings

	Consolidated obtains funds externally through short-term debt financing, including commercial paper sales; long-term debt financing, such as debentures and notes; and sales of capital stock. Debt and preferred stock financings can


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be either privately placed or publicly distributed.  Common stock can be issued and sold pursuant to underwriting agreements of a type generally standard in the industry. Public distributions can be pursuant to private negotiation with underwriters, dealers or agents as discussed below or effected through competitive bidding among underwriters. All such debt and stock sales are at rates or prices and under conditions negotiated or based upon, or otherwise determined by, competitive capital markets. Common stock is also sold pursuant to various existing or new employee benefit plans and dividend reinvestment plans.
	Consolidated may sell the debt or equity securities covered by this Application in any of the following ways: (i) through underwriters or dealers;
(ii) directly to a limited number of purchasers or to a single purchaser, or
(iii) through agents. If underwriters are used in the sale of the securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates (which may be represented by managing underwriters designated by the Company) or directly by one or more underwriters acting alone. The securities may be sold directly by the Company or through agents designated by the Company from time to time. If dealers are utilized in the sale of any of the securities, the Company will sell such securities to the dealers, as principal. Any dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.
	If equity securities are being sold in an underwriting offering, the Company may grant the underwriters thereof a "green shoe" option permitting the


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purchase from the Company at the same price additional equity securities (an additional 15% under present guidelines) then being offered solely for the purpose of covering over-allotments.
	If debt securities are being sold, they may be sold pursuant to "delayed delivery contracts" which permit the underwriters to locate buyers who will agree with the Company to buy the debt at the same price but at a later date than the date of the closing of the sale to the underwriters.

	1. Short-term Financing

	To provide financing for general corporate purposes, including financing gas storage inventories, other working capital requirements and construction spending until long term financing can be obtained, Consolidated would continue to sell commercial paper, from time to time, in established domestic or European commercial paper markets. Such commercial paper would be sold to dealers at the discount rate per annum prevailing at the date of issuance for commercial paper of comparable quality and maturities sold to commercial paper dealers generally. It is expected that the dealers acquiring commercial paper from Consolidated will reoffer such paper at a discount to corporate, institutional and, with respect to European commercial paper, to individual investors.
	Back-up bank lines of credit for 100% of the outstanding commercial paper are required by credit rating agencies. To satisfy this requirement, Consolidated proposes to establish back-up bank lines in an aggregate principal amount not to exceed the amount of authorized commercial paper. Consolidated would borrow, repay and reborrow under these lines from time to time, without collateral, to the extent that it becomes impracticable to sell commercial


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paper due to market conditions or otherwise.  Loans under these lines shall have a maturity date not more than one year from the date of each borrowing.
	Consolidated may engage in other types of short-term financing as it may deem appropriate in light of its needs and market conditions at the time of issuance. Such short-term financing could include, without limitation, bank lines and debt securities issued under its debt securities indenture.

	2. Long-term Financing

	Consolidated would engage in long-term financing with such terms and conditions as it may deem appropriate in the context of its needs and financial
market conditions at the time of issuance.   Any long-term debt would have such
designation, aggregate principal amount, maturity, interest rate(s) and terms of payment of interest, redemption provisions and sinking fund terms, conversion or put terms and other terms and conditions as Consolidated may at the time of issuance determine. Examples of such long-term securities would include convertible debt, medium term notes, monthly income debt securities, securities with call or put options, etc.

	3. Stock Financing
	Consolidated may also issue and sell preferred or common stock, equity Approved Securities, or issue stock upon the exercise of convertible debt or pursuant to rights, options, warrants and similar securities. Financing Entities may be used in connection with the issuance of monthly or quarterly income preferred securities, in which case Consolidated may issue its debt or other securities to such Financing Entities to back-up the obligations of such Financing Entities and to capitalize such entities. Consolidated may also buy back shares of such stock, during the authorization period.


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	Consolidated proposes that it be allowed, subject to further Commission approval, to (i) amend its Certificate of Incorporation to increase its authorized capital as deemed necessary and appropriate by Consolidated for proper corporate purposes, (ii) eliminate the current provision in its certificate of incorporation authorizing its class of preferred stock and substitute therefor new provisions authorizing a class of preferred stock ("New Preferred Stock") and (iii) solicit proxies through a proxy statement, filed under and meeting the standards of the 1934 Act, requesting shareholder approval of such amendments to the certificate of incorporation. The New Preferred Stock would permit the Board of Directors of Consolidated, or a committee thereof as authorized by Delaware law, to set the terms and conditions of each Series of New Preferred Stock as appropriate to meet the Company's needs and market conditions as they exist at the time of issuance.
Any New Preferred Stock issued would have such designation, liquidation preferences, issue price(s), dividend rate(s) and terms of payment of dividends, redemption provisions and sinking fund terms, voting or other special rights, conversion terms and other terms and conditions as Consolidated may at the time of issuance determine.
	Proxy solicitation material relating to amendments to the certificate of incorporation will meet the requirements of Schedule 14A under the 1934 Act, and will be reviewed for compliance with such regulation by the Commission before the proxy material is sent to shareholders. Such proxy solicitation material will be incorporated by reference into this Application when it is filed with the Commission under the 1934 Act, and request is made under Rule 62 of the Act to begin solicitation of proxies when such filing is made. Consolidated requests retention of jurisdiction over the implementation of the amendments pending the making of the 1934 Act filings and completion of the record.
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	Consolidated obtains funds through the sale of its common stock sold pursuant to various employee benefit plans and a dividend reinvestment plan. From time to time in the future, other similar plans may be adopted by Consolidated, existing plans may be changed and Consolidated may issue securities to a trust to fund non-qualified employee benefit plans and agreements. Consolidated also acquires treasury shares through the operations of such employee plans. Additionally, Consolidated is authorized through December 31, 1995 to acquire up to 4,000,000 shares of its common stock in the open market. Consolidated now proposes to sell, reacquire and resell shares of common stock pursuant to these existing plans and similar plans or arrangements hereafter adopted, and to engage in purchases of its stock and reissuances of its treasury shares for reasonable business purposes, without any additional prior Commission order. Stock transactions of this variety would thus be treated the same as other stock transactions permitted pursuant to this Application.

B. Parent-Subsidiary Intra-System Financing

     1.  Rule 52 Exemption

     Due to the Commission's adoption in HCAR No. 26311, dated June 20, 1995, of amendments to its exemptive Rule 52, most of the financing transactions between Consolidated and its Subsidiaries would now be exempt pursuant to such rule. However, to the extent that the transaction (i) involves the issue and sale of a short-term debt security by an Issuing Utility Subsidiary or (ii) involves the issue and sale by an Issuing Non-utility Subsidiary of an Approved Security not currently covered by Rule 52, Rule 52 would not apply. In order to cover these areas not included within the ambit of Rule 52, request is made


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to engage in Consolidated-Issuing Utility Subsidiary short-term debt financings and Consolidated-Issuing Non-utility Subsidiary Approved Security financings as described below.


     2. Intra-system Financings by Consolidated

	Consolidated would continue to provide financing to each of its directly owned Subsidiaries as required. Such financings would generally continue to be in the form of open account advances, long-term loans and/or capital stock purchases, as requested by the Treasurer of each such Subsidiary. Open account advances will provide funds for general corporate purposes, including gas storage inventories, other working capital requirements and temporarily for capital expenditures until long-term financing is obtained and /or cash is generated internally. Generally, Consolidated's long-term loans to, and purchase of capital stock from, such Subsidiaries will provide financing for their capital expenditures, and will be exempt transactions under Rule 52. The Subsidiaries may also, from time to time as deemed appropriate By them, buy back shares of their respective common stock from Consolidated.
	Open account advances may be made, repaid and remade on a revolving basis, with interest at the same effective rate of interest as Consolidated's daily weighted average effective rate of commercial paper, revolving credit and/or other short-term borrowings. If no such borrowings are outstanding then the interest rate shall be predicated on the Federal Funds' effective rate of interest as quoted daily by the Federal Reserve Bank of New York. Such advances will be made through the CNG System money pool ("Money Pool") authorized under Commission order dated June 12, 1986, HCAR No. 24128, File No. 70-7258.


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	Consolidated and its Subsidiaries may engage in other types of Approved
Security financing of their respective Subsidiaries.

	3. Changes in Capital Stock of Subsidiaries

	The portion of an individual Subsidiary's aggregate financing to be effected through the sale of stock to Consolidated or other immediate parent company during the 5 year authorization period cannot be ascertained at this time. It may happen that the proposed sale of common stock may in some cases exceed the currently authorized capital stock of such Subsidiary. In addition, the Subsidiary may chose to use other forms of capital stock. As needed to accommodate such proposed transactions and to provide for future issues, request is made for authority to increase any such Subsidiary's authorized common stock capitalization by an amount deemed appropriate by Consolidated or other immediate parent company in the instant case, but in no event to exceed twice the currently authorized amount of common stock capitalization. A Subsidiary would be able to change the par value, or change between par and no-par common stock, without additional Commission approval.

C.	External Financing by Issuing Non-Utility Subsidiaries

	The Issuing Non-utility Subsidiaries are expected to be active in the development and expansion of energy-related, non-utility businesses in the Consolidated System. They will be competing with large, well-capitalized companies in different sectors of the energy industry. In order to accomplish investments in such competitive arenas, it will be necessary for the Issuing Non-utility Subsidiaries to have the ability to engage in financing


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transactions which are commonly accepted for such types of investments.  It is for this reason that it is requested that the Issuing Non-utility Subsidiaries be permitted to issue and sell Approved Securities.


V. PARENT COMPANY GUARANTEES

	Consolidated and its Subsidiaries request authorization to enter guarantee arrangements, obtain letters of credit, and otherwise provide credit support with respect to obligations of their respective Subsidiaries to third parties as may be needed and appropriate to enable them to carry on in the ordinary course of their respective businesses. In addition, Consolidated and its Subsidiaries request authorization to enter into expense agreements with any Finance Entities formed by them, pursuant to which they would respectively agree to pay all expenses of such entities to enable them to issue Approved Securities. The maximum aggregate limit on all such credit support by Consolidated at any one time will be $1.5 billion. Such authorization of Consolidated to provide credit support would supersede and replace the current authorization of Consolidated to guarantee up to $750 million of obligations of CNG Energy Services Corporation as set forth in Commission order dated November 16, 1993, HCAR No. 25926, File No. 70-8231.

_____________________________

     For the Commission, by the Division of Investment Management, pursuant to delegated authority.


								Jonathan G. Katz
								Secretary